Exhibit 99.2
CORPORATE PARTICIPANTS
  Steven Gerard
  CBIZ – Chairman and CEO
  Jerry Grisko
  CBIZ – President and COO
  Ware Grove
  CBIZ – CFO
CONFERENCE CALL PARTICIPANTS
  Josh Vogel
  Sidoti & Company — Analyst
  Jim Macdonald
  First Analysis — Analyst
  Vincent Colicchio
  Noble Financial — Analyst
  Robert Kirkpatrick
  Cardinal Capital — Analyst
  William DiTullio
  Boenning & Scattergood — Analyst
  Ted Hillenmeyer
  Northstar Partners — Analyst
  PRESENTATION

Operator
Good morning, Ladies and Gentlemen, and welcome to the CBIZ second quarter 2008 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard — CBIZ — Chairman and CEO
Thank you, John. Good morning everyone, and thank you for calling into CBIZ’s second quarter 2008 conference call. Before I begin my comments I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions you hold them until after the call and we will be happy to address them at that time.
This call is also being web cast and you can access the call over our website at www.cbiz.com. You should have all received a copy of the release which was issued this morning. If you did not, you can access it on our website or you can call our corporate office.
Finally, remember that during the course of this call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do, differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to materially differ from those in the forward-looking statements are contained in our SEC filings, our Form 10-K and our press release.
Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer and Ware Grove, our Chief Financial Officer.

Before the open this morning, we were pleased to release our second quarter results, which continued to show growth in both revenue and earnings per share. Our revenue for the quarter was up over 12% and our earnings per share from continuing operations were up over 20%.
I will turn the call over to Ware now to give you the details and then I will come back and talk about some of the other information we wish to impart.

Ware Grove — CBIZ — CFO
Thank you, Steve. And good morning, everyone. Let me take a few minutes to review the highlights of the numbers we released this morning for the second quarter and year-to-date results for 2008. Total revenue for the second quarter was $175.7 million, an increase of $19.1 million, and as Steve commented, 12.2% growth compared with revenue in the second quarter a year go. Same unit revenue increased by 5.8% in the second quarter and the revenue increase attributed to newly acquired business was 6.4% or $10.0 million, compared with the second quarter a year ago.
We were very pleased that this quarter represents the 20th consecutive quarter of same unit revenue growth for CBIZ. In the second quarter this year, same unit growth in our Financial Services group increased by 8.5%, increased by 5.0% in our Employee Services group and increased by 6.5% in our Medical Management Professionals group. And for our National Practices group, which is primarily comprised of our technology services business units, same unit revenue declined by 8.1% for the second quarter, compared with the second quarter a year ago.
We have completed three acquisitions so far in 2008 that generate approximately $9.4 million of revenue annually. I also wanted to remind you that we acquired Healthcare Business Resources, a $30 million emergency medicine billing business, in the fourth quarter of 2007. These acquisitions are performing well and they are expected to make a significant contribution to our revenue growth in 2008, as evidenced by the 6.4% contribution to revenue growth in the second quarter this year. We have always described our long term revenue growth goal as a strategy that is a blend between same unit organic growth complimented by acquisitions. The mix between these sources of growth will be variable on a year-to-year basis, primarily depending upon the number and size of acquisitions that we can complete.
Now for the second quarter, net income from continuing operations was $7.5 million, and fully diluted earnings per share was $0.12 per share compared with $0.10 per share from continuing operations for the second quarter a year ago.
For the first six months of 2008 total revenue was $373.1 million, an increase of 11.3% or $38 million over the total revenue recorded for the first six months a year ago. Same unit revenue increased by 5.4% for the first six months and the revenue from newly acquired businesses contributed $20.1 million to revenue, or an increase of 5.9% compared with the first six months a year ago. As I previously mentioned, the contribution to revenue from newly acquired businesses in 2008 will be relatively strong throughout the year.
For the first six months of 2008 same unit revenue grew by 7.8% in our Financial Services group, grew by 3.7% in our Employee Services group and grew by 7.0% in our Medical Management Professionals group. And for the first half the same unit revenue declined by 9.3% in our National Practices group, which again is comprised primarily of our technology services business units.
For the first six months net income from continuing operations was $24.7 million or $0.39 per share on a fully diluted basis. This compares with $21.3 million or $0.32 per share for the first six months of 2007. Now as you look at the results for the first six months, you will note that the tax rate is lower this year compared with last year. This is the result of a favorable determination on several IRS audit issues that have been pending and for the full year of 2008. We now expect the effective tax rate to be approximately 39%, which is slightly less than the 40% rate we had talked about in previous calls.
As we outlined in the earnings release, we have continued to opportunistically repurchase shares of our common stock in the open market throughout 2008. During the first quarter we had repurchased approximately 2.5 million shares and through the end of the second quarter we had repurchased approximately 3.8 million total shares. We have had a 10b5-1 program in place since June 15th and we have repurchased an additional 550,000 shares through this program since the end of the quarter. The total cost of the 4.3 million shares repurchased year-to-date in 2008 is approximately $37.4 million. With this repurchase activity to date, we now expect the fully diluted share count will be approximately 63 million shares for the full year.
With respect to cash used for acquisitions, including earn-out payments on acquisitions closed in prior years, we have invested approximately $21.4 million through June 30th of 2008. Capital spending through June 30th was approximately $2.6 million for the first six months and we would expect capital spending to be approximately $6 million to $7 million for the full year.

Given the challenging economic environment we have been operating in for 2008, we are constantly closely monitoring and managing our client receivables. Through June 30th, however, cash flow continues to be very strong and the days sales outstanding on our receivables has actually improved to 69 days at June 30th, 2008 compared with 72 days at June 30th, 2007.
The outstanding balance on our $150 million unsecured credit facility was $60 million at June 30th, 2008. We began 2008 with a $30 million balance outstanding on this facility, so there has been an additional $30 million use of this facility for the first six months. When you consider the approximate $37 million used for share repurchases combined with the $21.4 million used for acquisitions, for a total of about $58 million of non-operating use of funds for these two purposes, this illustrates that the underlying operating cash flow continues to be healthy for CBIZ. With only $60 million currently outstanding on our facility, this gives us ample flexibility to fund operating needs, plus address acquisition or share repurchase opportunities going forward. As we have stated previously, our first priority is to utilize capital for strategic acquisitions and we currently have a number of potential acquisitions under development.
We are pleased to report strong first half results for 2008. Looking toward the balance of the year, we are on target to achieve our goal of a 10% increase in revenue, with at least a 20% increase in earnings per share from continuing operations. And that’s compared with the normalized $0.43 per share that we reported for 2007, when you exclude the $0.07 per share impact of the non-recurring gain that we announced in the fourth quarter of 2007.
So with those comments, I’ll conclude and I’ll turn it back over to Steve.

Steven Gerard — CBIZ — Chairman and CEO
Thank you, Ware. I am very pleased with our top line and bottom line results for the quarter and the six months, as we have reported a good mix of organic and acquisition growth, which is consistent with both our 2008 and longer term guidance.
While we’ve achieved our goals and are confident of our ability to meet or exceed our full year targets, we continue to be somewhat impacted by the softness in the property and casualty business, the lower asset valuations in our wealth management business, somewhat higher processing costs in our MMP business due to our transition to more off-shoring and some collection interruption from the implementation of the National Physician Identifier, as well as the obvious weakness in our technology business. I also want to emphasize that based on our continued successful performance, we are continuing to make investments in both people and technology, which are necessary for the future growth and success of the Company. A combination of these intentional investments in people and technology, coupled with the various external market issues I mentioned earlier, have resulted in year-to-date operating margins somewhat below what we’re striving for. However, let me remind you that our plan for 2008 was not only a revenue growth of at least 10% and a growth in earnings per share of at least 20%, but a pretax margin improvement continuing the trend of the last four years.
Based upon the operating plans of our various business units, our pipeline of pending business, and our ability to continue to leverage our G&A, we believe that we will also achieve our margin goals for 2008. With that, I’d like to stop and I’d be happy to take questions from our shareholders and analysts.
QUESTION AND ANSWER

Operator
Thank you. We will now begin the question and answer session. [OPERATOR INSTRUCTIONS] Our first question comes from Josh Vogel from Sidoti & Company. Please go ahead.

Josh Vogel — Sidoti & Company — Analyst
Great. Thank you. Good morning, guys. My first question is on the pricing environment. I was mostly concerned for Financial Services and Employee Services, what you were seeing on that end?

Steven Gerard — CBIZ — Chairman and CEO

This is a difficult economic time for everyone. I would characterize the pricing, except for the property and casualty which we talked about on the first quarter call and I’ve just mentioned again, I would say that the pricing for the balance of our benefits and insurance business is relatively unchanged. There are always competitive pressures, but there haven’t been dramatic market shifts. The pricing in our Financial Services business, quite frankly is relatively unchanged also. Don’t forget that a substantial part of our businesses are contracted towards the end of last year in terms of when our clients on the Financial Services side engage us for taxes for the next year or for audits for the next year, so that pricing tends to get somewhat locked in. I would characterize the pricing across the board as being somewhat higher competitive pressure, but other than property and casualty, we’re not seeing dramatic pricing, downward pricing pressure.

Josh Vogel — Sidoti & Company — Analyst
Okay. So maybe as you look out towards the end of this year and as you look to lock in business for 2009, do you think that the pricing environment is going to be a little bit more difficult?

Steven Gerard — CBIZ — Chairman and CEO
I think it may be too soon to tell. I think the negotiations may be a little bit more difficult, but I’m not envisioning dramatic changes in pricing going into next year.

Josh Vogel — Sidoti & Company — Analyst
Okay. Great. And what about on the wage side? Are you seeing rapid wage inflation or has that been pretty steady as well?

Steven Gerard — CBIZ — Chairman and CEO
No. That’s been very steady. The wage inflation has not gone up. Now there continues to be pressure in our Financial Services group, primarily among our more senior accounting professionals. As in any professional group, the best people are always in demand, so there’s a little bit more pressure there. But across the board we’re not seeing dramatic inflation salary pressure in our workforce.

Josh Vogel — Sidoti & Company — Analyst
Okay. Good. And you’ve done a great job layering in the acquisitions, with the three this year and the healthcare billing in Q4. Is there any way to quantify what you think those three businesses are going to add to the bottom line for full year ‘08?

Ware Grove — CBIZ — CFO
We haven’t really quantified bottom line impact, Josh. Typically our acquisitions are accretive and they tend to have a marginally higher incremental contribution in the core business, just because we can leverage the add-ons.

Josh Vogel — Sidoti & Company — Analyst
Okay. And just lastly, what percent of your total business is in California?

Steven Gerard — CBIZ — Chairman and CEO
I don’t know off the top of my head. I would have to get back to you. Is there a particular reason why you’re asking that question?

Josh Vogel — Sidoti & Company — Analyst
I was just curious because the economy there is probably one of the hardest hit markets in the U.S. and I’m just trying to gauge the exposure there.

Steven Gerard — CBIZ — Chairman and CEO
We would have to try and calculate that across all of our major business groups and I’d be happy to do that. Let me say this to you, it’s not a disproportionate amount of our business. We have strong accounting groups there and insurance groups, and very little MMP business out there, so I would guess that there’s no disproportionate contribution there. And our accounting groups, in particular in Northern California, in the L.A. area and Southern California, are among the most well positioned of our businesses anywhere, with very strong client bases. So I wouldn’t expect a dramatic downturn in the California economy to have a disproportionate impact on them.

Josh Vogel — Sidoti & Company — Analyst
Okay. That’s helpful. Thank you very much.

Operator
Our next question comes from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald — First Analysis — Analyst
Hi, guys. Can we expand on the margins a little more? I mean, any economic impact on margins? Any impact of the Physician Identifier shift in MMP? I mean, it seemed like margins were sort of [flat] across the board. But on the flip side your corporate unallocated was much lower than usual.

Steven Gerard — CBIZ — Chairman and CEO
I’ll address the margins and Ware can talk about the unallocated. He gets the hard questions. MMP probably saw some disruption in collections from the May 23rd implementation of the NPI, the National Physician Identifier, as some of the carriers struggled to match up the claims with the doctor groups. We reviewed that and we said, I think to you and others, that that was a short term issue which would resolve itself in the third quarter. So to the extent that there was any revenue dislocation there, and we think there was some, we’ll see that picked up. With respect to the margin in our other businesses, I think we’ve explained the obvious margin deterioration in the Employee Services group as being primarily in the property and casualty arena and the asset based fee area. And on the Financial Services side we’ve seen some expenses for people as we build up that business. And we’ve had some timing issues of some contingent revenue that came in the second quarter of 2007 that isn’t going to come in until the third and fourth quarter of 2008, which is one of the reasons why we try and emphasize that to look at us quarter by quarter isn’t as applicable as perhaps some other companies because we do have timing on both the insurance side and the accounting side of what we could call normal business. It just tends to come in one quarter versus the other.
So the margin issues across the board, and the margins were off, as I indicated in my introduction, in all of our businesses for the quarter. But I would reiterate what I said, which is we do expect to hit our goals for the full year. There’s enough on our plate to make it up.

Ware Grove — CBIZ — CFO
Yes, Jim. This is Ware. Let me go through our deferred compensation impact. You talked about the unallocated expenses up in the gross margin table that we provide on page 3 of the attachment to the press release and the fact that the unallocated expenses are lower this year compared to last year. That’s primarily driven by the impact of the deferred compensation accounting. We now have about $24 million in assets in that rabbi trust. And just to run you through how this works again, as the value of those assets gain in market value, that generates additional compensation expense which is then offset in the other income or loss expense line. So there is no net pretax impact or no net bottom line, but it does impact the gross margins and the operating income.
Now for the second quarter this year, and even for the first half this year, we’ve seen market declines in those assets. It was a fairly modest decline in the second quarter, and for the year to date there is about a 10% decline or about a $2 million decline in the value of those assets. So when you look at the other income and expense line, you’ll see that in that line. But it’s also up above in that unallocated line. So the extent that we have market reductions that reduce expense up in the operating income area and then it creates a loss or an expense down below. Is that clear? I know this is kind of complicated area.

Jim Macdonald — First Analysis — Analyst
Yes. I mean, it’s sort of clear. Although you didn’t seem to have that much of an impact of the rabbi trust in the second quarter?

Ware Grove — CBIZ — CFO
No. It really wasn’t. It was maybe, if you calculate the all in impact to the operating income margin, maybe 7 basis points.

Jim Macdonald — First Analysis — Analyst
Right. So I’m just wondering; that seems like a relatively small amount to impact the corporate unallocated so largely.

Ware Grove — CBIZ — CFO
Well, when you’re comparing it against last year, last year remember we were in a different market and we have some gains which would have increased expenses last year compared to the reduction in expenses. So the year-to-year comparison is really probably what you’re looking at.

Jim Macdonald — First Analysis — Analyst
Okay. Thanks. And then let me ask on the MMP, we started down that path. Any estimate of how much revenue will shift Q2 to Q3 because of the NPI shift? And on that, given some of the Medicare billing issues, will that shift any revenue from Q3 to Q4, or will that all be maintained in Q3?

Steven Gerard — CBIZ — Chairman and CEO
It’s actually a little bit hard for us to calculate. The best estimate that we’re able to come up with, and the range is very wide, is somewhere between $200,000 and $500,000 of revenue that may be attributable to the NPI. And we tend to know that as the claims processing ages. Assuming those numbers are correct, and again I appreciate the range is very wide, we would expect to pick up the bulk of it in the third quarter. And possibly a little bit more in the fourth quarter, based on the ability of the carrier to straighten out their bookkeeping.

Jim Macdonald — First Analysis — Analyst
And have you been impacted by the Medicare physician billing rate issues and lack of...

Steven Gerard — CBIZ — Chairman and CEO
What happened there, as you may know, is that the legislative reduction was effective July 1. It took them about two weeks to have a bill go through both Houses of Congress to get rid of that reduction. It then sat on the President’s desk. He vetoed it. They went back to the Congress and they overrode his veto. That’s caused a little bit of clerical problems because some claims may have to have been re-filed. But it wasn’t significant because there’s a normal two week delay in the processing of those anyway.
So it didn’t have any significant impact in the second quarter. And there may be a little bit of an overtime or clerical expense to correct some of the billing that may have been done in that two week period of time. But I don’t expect it will be material. In fact I don’t expect we’ll even comment on it in the third quarter.

Jim Macdonald — First Analysis — Analyst

Okay. And then just one other one. On the convertible, the new accounting rules for that, have you made any estimates of the impact of that in 2009?

Ware Grove — CBIZ — CFO
No. We haven’t yet, Jim. We’ll be looking at that in the second quarter. And of course, I’m sorry, in the second half of this year. And of course that’s in effect as of January 1st, 2009. If we’re not ready to disclose and have a conversation about some of the details at the end of the third quarter, certainly by the end of the year we would have some information for you.

Jim Macdonald — First Analysis — Analyst
Okay. But is my estimate of $0.03 to $0.04 impact way out of line?

Ware Grove — CBIZ — CFO
You know I really can’t say at this stage. We’re still looking at it, so I don’t really know that I have a comment on that yet.

Jim Macdonald — First Analysis — Analyst
Okay. Thanks very much.

Operator
Our next question comes from Vincent Colicchio from Nobel Financial. Please go ahead.

Vincent Colicchio — Nobel Financial — Analyst
Ware, a question for you. What portion of your reoccurring revenue contracts will expire in the second half of the year? Is that a large number or no?

Steven Gerard — CBIZ — Chairman and CEO
It’s Steve, Vince. Let me explain it this way. We have an 80 plus percent reoccurring business, as you know. But our definition of reoccurring revenue is the insurance and the accounting businesses that we do year after year after year. By example, if we’ve been doing your taxes for 7 years, we expect we’ll do it on the 8th year. That business tends to be re-upped every year. There is no guarantee that it will be, but the track record over the last 10 years is that over 80% is renewed. So that’s where we talk about our reoccurring revenue.
Our MMP business tends to have two and three year contracts, and those are on a rolling basis with no significant amount rolling off in any one given year. Our Edward Jones business, which is our largest single client, is a three year contract. That contract is up this fall and we are discussing the new contract with Edward Jones with a very, very high degree of confidence that a new contract will be in place going forward.
So the specific question is you can’t really look at our “reoccurring business” on a contractual basis because every year it gets redone.

Vincent Colicchio — Nobel Financial — Analyst
That’s helpful. On the MMP business you had mentioned competition from offshore providers. I know you’ve talked about potentially off-shoring a portion of your processing. Could you give us an update there, on both what’s happening on the competitive front and what your plans are in response?

Steven Gerard — CBIZ — Chairman and CEO
Well, sure. I think the comment I made was that we have slightly higher costs in the last two quarters because we are transitioning more and more of our business offshore. And in that transition, while we are benefiting from the lower item processing costs, we still haven’t reduced the headcount in a commensurate way. So we have a little bit of a double up until we make sure it’s all going well. We’re off-shoring today about 35% of our coding, which is one of a multi-step process. And we’re in the process of looking at a number of our other processes to see whether they’re applicable for off-shoring. So this is an investment we’re making now that we think will have benefits in the future.
The pricing and the competitive pricing in MMP continues to be very fierce. There are a number of billing companies out there. We are a market leader so we are a target. And I would say we have as much, if not more competitive pricing pressure in our MMP business as we do anyplace else. The offset of it is we’re probably the best in the business, so we have a client service and a processing capability that a lot of people don’t have and that helps us retain business. But it isn’t easy on a day to day basis. We are seeing competition from the other major billing companies. And we’re not seeing a lot of competition yet from offshore companies taking over the entire billing process, although that is certainly possible in the future.

Vincent Colicchio — Nobel Financial — Analyst
And you’re preparing for that obviously?

Steven Gerard — CBIZ — Chairman and CEO
We are preparing for that.

Vincent Colicchio — Nobel Financial — Analyst
Okay. One housekeeping item I may have missed, Ware. What was the cash from operations?

Ware Grove — CBIZ — CFO
I didn’t really talk about the cash from operations, but think of it this way: we’ve used roughly $30 million of additional funds on our credit facilities for the first half; we have spent from non-operating uses between acquisition investments and share repurchase investments roughly $58 million; so in round terms, roughly $30 million has come from the underlying operations in the first half.

Vincent Colicchio — Nobel Financial — Analyst
Okay. Thanks, guys. Nice quarter in a tough market.

Operator
Robert Kirkpatrick from Cardinal Capital is on the line with a question. Please state your question.

Robert Kirkpatrick — Cardinal Capital — Analyst
Good morning and let me add my congratulations as well. Any investment banking deals done during the quarter? Or is that about as quiet as we expected it?

Steven Gerard — CBIZ — Chairman and CEO
We closed the acquisition of EFL on the first of April, I think. Are you talking about our acquisitions or our M&A business?

Robert Kirkpatrick — Cardinal Capital — Analyst
I was talking about your M&A business. Excuse me.

Steven Gerard — CBIZ — Chairman and CEO
I’m sorry; my mistake. Nothing closed in the second quarter. No. It was quiet for the quarter. I think we expected it to be quiet. There are number of opportunities, but you know what the mortality rate is. We’ll just have to see.

Robert Kirkpatrick — Cardinal Capital — Analyst
Okay. And has there been any change in provision for bad debts with the deterioration in the economy, at least as reported by the public press?

Ware Grove — CBIZ — CFO
Yes. We’ve taken a slightly more conservative view on AR aging, and so we have made a very modest increase in the bad debt allowance for the first half compared to last year.

Robert Kirkpatrick — Cardinal Capital — Analyst
Okay. And then Steve or Ware, how much is remaining on your current share buyback authorization?

Ware Grove — CBIZ — CFO
Well, we’ve got 5 million shares authorized through March of ‘09. I think we’ve used roughly 1.5 million to 2 million shares of that authorization to date.

Robert Kirkpatrick — Cardinal Capital — Analyst
Thank you so much. I would assume that if the quarter were to be as aggressive as you were in the last quarter, that we might need to see another authorization. Is that the initial inclination?

Steven Gerard — CBIZ — Chairman and CEO
Again, as you know, the authorizations are just bookkeeping. The fact is that we will continue to use our cash, first priority is acquisitions. Our acquisition pipe line is as strong, if not stronger than it’s ever been, so that’s probably the first priority. If for some reason that strength dissipates, you can expect that we would continue to invest in our stock at the current price, and do it opportunistically. But it’s too soon to judge what the quarter is going to look like.

Robert Kirkpatrick — Cardinal Capital — Analyst
Great. And then do you have much in the way of earn-out payments for the balance of this year?

Ware Grove — CBIZ — CFO
No, we don’t. Many of the large transactions we did in prior years have now fully gone through their earn-out phases. So from here on out we have fairly moderate obligations.

Robert Kirkpatrick — Cardinal Capital — Analyst

Great. Thank you very much, gentlemen.

Operator
Our next question comes from William DiTullio from Boenning & Scattergood. Please go ahead.

William DiTullio — Boenning & Scattergood — Analyst
Good morning. Thank you for taking my call. Could you just give us an update on cross serving revenue, where that stands for the year?

Steven Gerard — CBIZ — Chairman and CEO
Yes. I’d be happy to. Our cross serving revenue continues on track. We’re about 45% of our full year target and this is typically the percentage we are at, at this point every year. The reporting tends to get a little bit back ended. So cross serving continues. Our goal that we published — our cross serving last year was a little over $19 million. We’ve put forth a goal of $21 million and as we sit here today we’re on track.

William DiTullio — Boenning & Scattergood — Analyst
Great. And you said that your acquisition pipeline looks very strong. Could you just give us a little more color and what kind of spaces you’re looking at and what kind of size deals possibly we could expect?

Steven Gerard — CBIZ — Chairman and CEO
We continue to look at acquisitions in our three major business segments, Financial Services, Employee Services and Medical Management business, and we have acquisition possibilities in each of them. They range in very, very broad range of sizes from very small to reasonably large, and we’re actively pursuing quite a number of them.

William DiTullio — Boenning & Scattergood — Analyst
Okay. Great. Well congratulations on a strong quarter, guys. Thanks.

Operator
Our next question comes from Ted Hillenmeyer from Northstar Partners. Please go ahead.

Ted Hillenmeyer — Northstar Partners — Analyst
Yes. How much of a headwind is the soft P&C market for your internal growth in Employee Services?

Ware Grove — CBIZ — CFO
That’s definitely a factor. I think if you read the literature, people have generally acknowledged roughly a 10% decline in pricing on P&C products. In our book of business it’s probably been less than that, maybe half of that, depending on the clients and the carrier and the line of coverage. But we’ve also been successful as to working with our clients in this soft market to have them take advantage to buy up additional coverage. So to the extent that deductibles are now going down and or more coverage is being obtained, our total revenue growth is actually positive in that area on a year to year basis, and clearly less than it would have been otherwise.

Ted Hillenmeyer — Northstar Partners — Analyst

So was it a drag on the same store number for Employee Services?

Ware Grove — CBIZ — CFO
No. It was about in line with the same store number. Clearly, had the environment been better, the same store number would have been better because of the P&C market. But the growth in the P&C revenue was generally in line with the overall Employee Services revenue growth.

Ted Hillenmeyer — Northstar Partners — Analyst
And when you say buy additional coverage, is that higher amounts or a longer period? And is that robbing from potentially future years?

Ware Grove — CBIZ — CFO
Well, you know, people go through renewals and the thought process on a year to year basis. And it’s not uncommon for a risk manager to take advantage or a company to take advantage of a soft market to gain more coverage either with more gross amounts combined with lower deductibles.

Ted Hillenmeyer — Northstar Partners — Analyst
But it’s not doing a two year deal versus a one year deal?

Steven Gerard — CBIZ — Chairman and CEO
No.

Ware Grove — CBIZ — CFO
No. Typically not.

Steven Gerard — CBIZ — Chairman and CEO
And our property and casualty business as a percentage of the total Employee Services business is maybe 15%. So your question as to headwinds, there is clearly an impact and it’s softened our margin. If we had been carrying the same margin on the same revenue as we did a year ago, it would have made up the margin shortfall in the Employee Services, or a good part of it. But it is not by itself a crippler, given the total size of the Employee Services group.

Ted Hillenmeyer — Northstar Partners — Analyst
Okay. And then can you just discuss the National Practices technology group? You mentioned it was down and in what areas? Can you remind me; is the M&A in that bucket?

Steven Gerard — CBIZ — Chairman and CEO
Yes. M&A is in that bucket, our healthcare consulting firm is in that bucket, but the majority of it is our technology business. It’s about $40 million of annual revenue and half of that, or a little under half of that, is the Edward Jones contract which is performing very, very well. The balance of that is hardware, software installation, network monitoring and that tends to be project business. And that’s the kind of business that gets soft when the economy slows up because that tends to be investment by clients into either new technology or upgrades. And so our software installation business is down, our hardware business is down and our networking business is, at best, flat.

So while we have some opportunities in this area, and it is a good business for us historically, we will carry that business for a while and suffer some margin hits as that market right-sizes itself.

Ted Hillenmeyer — Northstar Partners — Analyst
Okay. And then on the earn-outs, are you able to just give me a general ballpark of the magnitude and in general how acquisitions are structured with earn-outs?

Steven Gerard — CBIZ — Chairman and CEO
Oh sure. Every acquisition is different, but the best rule of thumb is that typically about half of the consideration is paid at closing and the balance over a two or three year period, based on hitting certain performance measures. And as the time goes on, as most of our acquisitions have hit their performance measures, they earn the earn-out and they get paid in the subsequent year.

Ted Hillenmeyer — Northstar Partners — Analyst
And where in terms of what’s left and might be recognized; and where does that sit on the balance sheet and how does it flow through the income statement?

Ware Grove — CBIZ — CFO
Well we really don’t book it on the balance sheet until the earn-out is actually earned and the contingencies that the earn-out needs to meet are met. At that point in time we would book a liability on the balance sheet, and of course when it’s paid, the cash would relieve that liability. So there is no P&L impact; it’s just a balance sheet impact on the earn-outs. Traditionally many of our investments in acquisitions have closed in the first half of the year. And therefore, as we go through the first, second or third anniversary of those acquisitions, the earn-out calculations are made and paid. So generally the earn-out payments are in the first half of the year. So with $21 million, $22 million paid year to date on acquisitions and earn-outs, about half of that would be earn-outs for prior year acquisitions and about half of it for initial payments on the acquired businesses in the first half of this year. But as I commented earlier, we have very few earn-outs left for the balance of the year and many of the acquisitions that triggered some larger earn-outs, which is a good thing quite frankly, are now behind us.

Ted Hillenmeyer — Northstar Partners — Analyst
Appreciate it, guys. Thanks.

Operator
And our next question comes from Jim Macdonald. Please go ahead.

Jim Macdonald — First Analysis — Analyst
Yes. Just a quick one. You mentioned softness on the projects in the IT group, but what are you seeing on the projects related to the Financial Services business? The late in the year projects?

Steven Gerard — CBIZ — Chairman and CEO
Given the visibility that we have, we think that the, what we call the project-related, namely the non-committed in the third and fourth quarter seems to be on track with what our expectations are. We don’t have, as you know, visibility down to the little transactions, but basically it looks to us like our Financial Services group is going to be well-employed in the third and fourth quarter with the pipeline of what we have.

Jim Macdonald — First Analysis — Analyst
Okay. Thanks.

Operator
[OPERATOR INSTRUCTIONS] And at this time I show no questions.

Steven Gerard — CBIZ — Chairman and CEO
Okay. Well I’d like to thank our analysts and our shareholders for their continued support. Obviously our employees who are listening in for their great work. As someone on the call said, great results in a difficult environment and that’s the best way to summarize where we’re at. This is a tough market and we’re doing extremely well. And we’re very proud of everybody who works for the Company. And the outlook for the rest of the year is at least on target with our guidance, if not better. So we thank everybody and look forward to the third quarter call.

Operator
Thank you, Ladies and Gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.